As filed with the Securities and Exchange Commission on December 15, 1998
                                                  Registration No. 33-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                            800 TRAVEL SYSTEMS, INC.
               (Exact name of registrant as specified in charter)

           Delaware                                          59-3343338
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                                4802 Gunn Highway
                              Tampa, Florida 33642
                                 (813) 908-0903
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                             1997 Stock Option Plan
                         Consultant's Stock Option Plan
                          Directors' Stock Option Plan
                           Officer's Stock Option Plan
                              (Full Title of Plan)

                                ----------------

                                Mark D. Mastrini
         President, Chief Executive Officer and Chief Operating Officer
                            800 Travel Systems, Inc.
                              Tampa, Florida 33624
                                 (813) 908-0903
           (name and address, including zip code and telephone number, including area code of agent for service)

                                ----------------

                                   Copies to:

                             Vincent J. McGill, Esq.
                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 977-9700

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                  Proposed        Proposed
                                                   Maximum        Maximum
  Title of Each Class of        Amount to be   Offering Price    Aggregate         Amount of
Securities to be Registered    Registered (1)     Per Share    Offering Price  Registration Fee (2)
--------------------------------------------------------------------------------------------------
                                  190,000          $3.00           $570,000         $172.73
                                  150,000          $3.10           $465,000         $140.91
Common Stock, $0.01 par value     460,000          $5.00         $2,300,000         $696.97
                                   50,000          $3.00           $150,000          $45.45
                                   50,000          $4.00           $200,000          $60.61
                                   25,000         $10.00           $250,000          $75.76
--------------------------------------------------------------------------------------------------
TOTAL                             925,000           --           $3,935,000       $1,192.42
==================================================================================================

(1) Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 800 Travel Systems, Inc. 1997 Stock Option Plan, Consultant's Stock Option Plan, Directors' Stock Option Plan and Officer's Stock Option Plan (each, a "Plan" and collectively, the "Plans").
(2) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of determining the registration fee, based upon the price at which outstanding options may be exercised.

                                     PART II

Item 3. Incorporation of Documents by Reference.

      The following documents which have been filed by 800 Travel Systems, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Registration
Statement:

      1.    Annual Report on Form 10-KSB for the fiscal year ended December 31,
            1997.

      2. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

      3. Quarterly Report of Form 10-QSB for the fiscal quarter ended June 30, 1998.

      4. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998.

      5.    Current Report on Form 8-K dated March 30, 1998.

      6.    Current Report on Form 8-K dated June 26, 1998.

      7. The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

      All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing such documents.

      The Registrant will provide without charge to any Plan participant, at the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Jerrold B. Sendrow, Secretary, 800 Travel Systems, Inc., 4802 Gunn Highway, Tampa, Florida 33624, Tel. (813) 908-0903.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware, as amended, (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

      Article Sixth of the Company's Amended and Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as amended, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

      Article Seventh of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of which he or she is the legal representative, is or was a director of officer, or had agreed to serve as a director or officer, of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of an entity affiliated with or related to the Company.

      The Company also maintains directors and officers liability insurance.

Item 7. Exemption From Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

Exhibit
Nos.      Description of Exhibits
----      -----------------------

5.1       Opinion of Phillips Nizer Benjamin Krim & Ballon LLP(1)
10.1      1997 Stock Option Plan(2)
10.2      Form of Consultant's Stock Option Plan(1)
10.3      Form of Directors' Stock Option Plan(1)
10.4      Form of Officer's Stock Option Plan(1)
23.1      Consent of Killman, Murrell & Company, P.C.(1)
23.3      Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
          Exhibit 5.1)

----------------

(1)   Filed herewith.

(2) Incorporated by reference to the Company's Registration Statement on Form SB-2, FileNumber 333-28237.

Item 9. Undertakings.

      1. The undersigned Registrant hereby undertakes:

            (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of December 1998.

                                   800 TRAVEL SYSTEMS, INC.
                                        (Registrant)


                                               By: /s/ Mark D. Mastrini
                                                  ------------------------------
                                                  Mark D. Mastrini, President,
                                                  Chief Executive Officer and
                                                  Chief Operating Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

           Signature                         Title                    Date
           ---------                         -----                    ----


/s/ MARK D. MASTRINI              President, Chief Executive    December 9, 1998
-----------------------------      Officer and Chief
    Mark D. Mastrini                Operating and Director


/s/ JERROLD B. SENDROW            Vice President--Finance,      December 9, 1998
-----------------------------      Treasurer and Secretary
    Jerrold B. Sendrow             (principal accounting
                                    officer)


                                  Director
-----------------------------
     Pasquale Guadagno


/s/ MICHAEL GAGGI                 Director                      December 9, 1998
-----------------------------
    Michael Gaggi


/s/ GEORGE A. WARDE               Chairman of the Board         December 9, 1998
-----------------------------
    George A. Warde


/s/ CARL A. BELLINI               Director                      December 9, 1998
-----------------------------
    Carl A. Bellini


/s/ L. DOUGLAS BAILEY             Director                      December 9, 1998
-----------------------------
    L. Douglas Bailey